EXHIBIT 99.1


TAMPA, Fla., Jan. 26 /PRNewswire-FirstCall/ --
Tel-One, Inc. (OTC Bulletin Board: TLON), today announced a statement about its recent stock trading suspension.

    In response to the recent news about the temporary trading suspension of Tel-One stock, the Board of Directors has engaged outside counsel to protect shareholder's interest and protect it's corporate status and integrity. The company management is fully cooperating with government officials in order to satisfy any and all questions to restore active trading status.
    Responding to questions raised about artificial inflation of future stock prices, Tel-One and its management has not, is not, and will not be involved in any improprieties.
    Tel-One, Inc. is an ongoing concern, providing telecommunications solutions, products and services to fulfill its business plan.
    Further comments and releases will be provided accordingly.

    Tel-One, Inc. is a telephony project management company providing outsourcing solutions on voice, data and video projects for Fortune 2000 and other multi-site companies. Tel-One's engineers, project managers and technical staff are located in Tampa and Boca Raton, Florida, Irving, Texas and Melville, N.Y. The company is headquartered in Tampa, Florida. Further information about Tel-One can be found on its web site address http://www.teloneinc.net or call
                                             ------------------------
toll free to 877-273-3108.

    'Safe Harbor' statement under the Private Securities Litigation Reform Act
    --------------------------------------------------------------------------
of 1995:
-------
  This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission

    Tel-One is a trademark of Tel-One, Inc. in the United States. All other trademarks recognized.